PricewaterhouseCoopers LLP Chartered Accountants 111 5th Avenue SW, Suite 3100 Calgary, Alberta Canada T2P 5L3 Telephone +1 (403) 509 7500 Facsimile +1 (403) 781 1825

June 28, 2004

The Various Securities Regulatory Authorities of the
Provinces of Canada

Dear Sirs

We refer to the short form prospectus of Provident Energy Trust (the "Trust") dated June 28, 2004 relating to the sale and issue of 12,100,000 Trust Units and $50,000,000 of Convertible Unsecured Subordinated Debentures.

We consent to the use, through incorporation by reference in the above-mentioned short form prospectus of our report dated March 11, 2004, to the unithholders of the Trust on the following financial statements:

  Consolidated balance sheets as at December 31, 2003 and December 21, 2002;
  Consolidated statements of operations and accumulated loss and cash flows for the years then ended.

In addition, we consent to the use of our compilation report dated June 28, 2004 to the Trustee of the Trust on the consolidated pro forma balance sheet as at March 31, 2004 and the consolidated pro forma statement of operations for the three month period ended March 31, 2004 and for the year ended December 31, 2003.

We report that we have read the short form prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties.

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Chartered Accountants
Calgary, Alberta

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